UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

July 26, 2016

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33749	26-0500600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-189057-01	94-2969738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California	92122
(Zip Code)

Registrant’s telephone number, including area code: (858) 677-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 26, 2016, Retail Opportunity Investments Corp. (the “Company”), as the guarantor, and Retail Opportunity Investments Partnership, LP (the “Operating Partnership”), the operating partnership subsidiary of the Company, as the borrower, entered into a Note Purchase Agreement by and among the Company, the Operating Partnership and the purchasers named therein (the “Note Purchase Agreement”).

The Note Purchase Agreement provides for the issuance by the Operating Partnership of $200.0 million of senior notes in a private placement. Pursuant to the terms of the Note Purchase Agreement, on or prior to September 8, 2016, the Operating Partnership will issue 3.95% Senior Notes due September 8, 2026 in an aggregate principal amount of $200.0 million (the “Notes”).

The Note Purchase Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature. The Note Purchase Agreement contains various affirmative and negative covenants, including limitations on liens, investments, indebtedness, fundamental organizational changes, dispositions, changes in the nature of business, transactions with affiliates, burdensome agreements, use of proceeds and stock repurchases.

The Note Purchase Agreement also requires the Company to comply with the following financial covenants: (i) minimum consolidated tangible net worth at least equal to the sum of $850 million plus 80% of the net proceeds of future equity sales and issuances by the Company, (ii) minimum consolidated fixed charge coverage ratio of at least 1.50 to 1.00, (iii) maximum consolidated leverage ratio of 60% (though the Company may make a one-time election to permit such ratio to be as high as 65% for a period of up to two consecutive fiscal quarters following a Material Acquisition (as defined in the Note Purchase Agreement), (iv) maximum quarterly distributions for any consecutive four quarters not to exceed 95% of the Company’s funds from operations for such four quarter period, (v) maximum consolidated unencumbered leverage ratio of 60% (though the Company may make a one-time election to permit such ratio to be as high as 65% for a period of up to two consecutive fiscal quarters following a Material Acquisition (as defined in the Note Purchase Agreement), (vi) maximum consolidated secured indebtedness ratio of 40%, (vii) maximum consolidated unencumbered interest coverage ratio of 1.75 to 1.00 and (viii) maximum consolidated secured recourse indebtedness ratio of 10%.

The Note Purchase Agreement also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including, but not limited to, with respect to non-payment, breach of terms, covenants or agreements, breach of representations and warranties, cross-defaults, insolvency proceedings, inability to pay debts, attachment, judgments, ERISA events or if any guaranty under the Note Purchase Agreement shall cease to be in full force and effect. The occurrence of an event of default may result in acceleration of payments including the make whole premium described below and the holders of the Notes being permitted to exercise all other rights and remedies available to them.

The Operating Partnership’s performance of the obligations under the Note Purchase Agreement, including the payment of any outstanding indebtedness thereunder, are guaranteed, jointly and severally, by the Company.

The Notes pay interest on March 8 and September 8 of each year, commencing on the first such date following issuance, at a rate of 3.95% per annum, and mature on September 8, 2026, unless prepaid earlier by the Operating Partnership. The Operating Partnership may prepay the Notes, in whole or in part, at any time at a price equal to the outstanding principal amount of such Notes plus a make-whole premium (determined as the amount, if any, of the discounted value of the remaining scheduled payments with respect to the called principal of such Notes that exceeds such called principal, but in no event will such make-whole premium be less than zero). In addition, the Company is required to offer to prepay the Notes at par upon a change in control.

The foregoing description of the Note Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

4.1	Note Purchase Agreement, dated as of July 26, 2016, by and among Retail Opportunity Investments Partnership, LP, Retail Opportunity Investments Corp. and the purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Date: August 1, 2016	By:	/s/ Michael B. Haines
Michael B. Haines
Chief Financial Officer

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP By: RETAIL OPPORTUNITY INVESTMENTS GP, LLC, its general partner

Date: August 1, 2016	By:	/s/ Michael B. Haines
Michael B. Haines
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

4.1	Note Purchase Agreement, dated as of July 26, 2016, among Retail Opportunity Investments Partnership, LP, Retail Opportunity Investments Corp. and the purchasers named therein.